EXHIBIT 4.3

STT CROSSING LTD

10 Frere Felix de Valois Street, Port Louis, Mauritius

October 8, 2004

Global Crossing (UK) Telecommunications Limited

Centenium House

100 Lower Thames Street

London EC3R 6DL

England

Global Crossing Limited

200 Park Avenue, Suite 300

Florham Park, NJ 07932

Ladies and Gentlemen:

Re: Amendment of Credit Agreement

We refer to the Credit Agreement (the “Credit Agreement”), dated as of May 18, 2004, among Global Crossing (UK) Telecommunications Limited, as Borrower, the other Loan Parties listed on the signature pages thereto, and STT Communications Ltd. (“STT Communications”), as Lender. We are the successor in interest to STT Communications as Lender under the Credit Agreement pursuant to an Assignment and Acceptance dated June 1, 2004 by STT Communications to us. Defined terms in the Credit Agreement have the same meanings where used in this letter.

We, as Lender under the Credit Agreement, hereby commit and agree to increase the amount in clause (a) of the definition of “Available Commitment” from $100,000,000 to $125,000,000. The incremental $25,000,000 (the “Additional Loan Commitment”) will be advanced, if required, no earlier than November 1, 2004.

Our commitment to loan the Additional Loan Commitment is subject to (a) the execution and delivery of a formal amendment of the Credit Agreement to reflect the amendments described in this letter, (b) the execution and delivery of any necessary amendments to the Security Documents and/or additional security documents such that the security interests granted therein will secure the Loans to be advanced pursuant to the Additional Loan Commitment, which amendments and/or supplemental documents shall not introduce covenants or conditions precedent in addition to those contained in the existing Credit Agreement or Security Documents except as expressly provided herein, (c) the execution and delivery by all parties thereto of the Restructuring Agreement by and among Global Crossing Limited, Global Crossing Holdings Limited, Global Crossing North American Holdings, Inc., the Borrower, STT Communications, STT Crossing Ltd. and STT Hungary Liquidity Management Limited Liability Company, including, without limitation, the agreement on the forms of documents referred to therein, each in form and substance satisfactory to STT Communications (it being understood, that such forms of documents are not required to be executed or the security interests related thereto perfected as a condition to funding the Additional Loan Commitment), (d) the common stock of Global Crossing Limited being listed on NASDAQ and trading on such stock not being suspended, (e) the approval by the Board of Directors of Global Crossing Limited of the “Red/Green Plan” and (f) the completion of the preliminary offering document (including, without limitation, the “Description of Notes” section therein), in form and substance satisfactory to STT Communications, to be used in connection with the proposed debt offering of securities to be issued by the Borrower. In addition to the foregoing, the Credit Agreement will be amended to require the Borrower provide to the Lender a copy of the internal report prepared weekly by Global Crossing Limited and referred to as the “Cash Deck”, which contains weekly reports of actual and rolling forecasts of Global Crossing Limited by region and a reconciliation of the last actual cash balance to the forecast. Unless waived or amended pursuant to the terms of the proposed amendment to the Credit Agreement referred to above, each of the conditions precedent, covenants and other provisions of the Credit Agreement will be ratified by the Borrower and the ability of the Borrower to draw the Loan from the Additional Loan Commitment will be subject to such conditions precedent, covenants and other provisions.

Please acknowledge your acceptance to the foregoing in the area indicated below and returning an original to my attention no later than October 8, 2004.

Very truly yours,

STT Crossing Ltd.

By:
Jean F.H.P. Mandeville
Director

Agreed and accepted by this 8th day of October, 2004:

Global Crossing (UK) Telecommunications Limited

By:

Global Crossing Limited

By:

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